Exhibit 99.3

FORM OF

LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEES

EARGO, INC.

Subscription Rights to Purchase Common Stock Offered Pursuant to Subscription Rights Distributed to Stockholders of Eargo, Inc.

            , 2022

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by Eargo, Inc., a Delaware corporation (the “Company”) to brokers, dealers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by the Company to subscribe for and purchase shares of the Company’s common stock (as described below), pursuant to subscription rights (“Subscription Rights”) distributed to all holders of record of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), as of 5:00 PM Eastern Time on October 24, 2022 (the “Record Date”). The Subscription Rights are non-transferrable, except that the Subscription Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The Subscription Rights and shares of Common Stock are described in the prospectus dated             , 2022 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to an aggregate of 375,000,000 shares of Common Stock on the terms and subject to the conditions described in the Prospectus at a subscription price of $0.50 per Share (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on October 31, 2022 and ends at 5:00 PM Eastern Time on November 17, 2022 (as it may be extended, the “Expiration Date”), unless extended by the Company in its sole discretion.

As described in the Prospectus, each beneficial owner of shares of Common Stock of the Company is entitled to one (1) non-transferrable Subscription Right for each share of Common Stock owned on the Record Date, which Subscription Rights will be deposited into such beneficial owner’s account by its broker. Each whole Subscription Right entitles the holder to purchase 9.5151 shares of Common Stock at the Subscription Price (the “Basic Subscription Privilege”). Subscription Rights may only be exercised for a whole number of shares, and the Company will not issue fractional shares. After aggregating all of the shares subscribed for by a particular stockholder, any fractional shares of Common Stock created by the exercise of the rights by that stockholder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 375,000,000 shares of Common Stock in the Rights Offering.

Holders who fully exercise their Basic Subscription Privilege will be entitled to subscribe for additional shares of Common Stock that remain unsubscribed as a result of any unexercised Basic Subscription Privilege (the “Oversubscription Privilege”). If sufficient shares are available, all Oversubscription Privilege requests will be honored in full, subject to certain limitations set forth in the Prospectus. If Oversubscription Privilege requests for shares exceed the remaining shares available, we will allocate the available shares pro rata among those rights holders who oversubscribed based on the number of shares each rights holder subscribed for under the Basic Subscription Privilege. Notwithstanding the foregoing:

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no shares of Common Stock will be issued upon exercise of the Oversubscription Privilege by a particular stockholder to the extent that such issuance would result in such stockholder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that includes such stockholder, beneficially owning in excess of 9.9% of the outstanding shares of Common Stock upon completion of the Rights Offering; and

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no shares of Common Stock will be issued upon exercise of the Oversubscription Privilege by any or all stockholders to the extent that the number of shares subscribed for in the Rights Offering (including pursuant to the Oversubscription Privilege) would exceed 75 million shares in the aggregate (i.e., in the event the total number of shares subscribed for, including oversubscriptions, exceeds 75 million, stockholders’ oversubscriptions will be cut back on a pro rata basis (based on the extent to which the oversubscriptions exceed, on a percentage basis, the underlying rights) until the total number of shares subscribed for, including oversubscriptions, is 75 million or all oversubscriptions have been fully cut back to zero).

Any excess subscription payment received by Continental Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

The Company is asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Subscription Rights distributable with respect to those securities through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and to request it to effect the transactions for them.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Subscription Agent and the Company, in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting.

The Company is asking you to contact your clients for whom you hold shares of Common Stock registered in your name or the name of your nominee to obtain instruction with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Form of Broker Letter to Clients who are Beneficial Holders

3.	Form of Beneficial Owner Election Form

4.	Form of Nominee Holder Certification

5.	Notice of Guaranteed Delivery

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver through The Depository Trust Company (“DTC”) the properly completed and signed Nominee Holder Certification or other applicable documentation required by DTC evidencing the subscription of your clients (the “DTC Subscription Documentation”), with payment of the Subscription Price in full for each Share subscribed for pursuant to the Basic Subscription Privilege and Oversubscription Privilege, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Nominee Holder Certification and/or DTC Subscription Documentation and full payment of the Subscription Price prior to the Expiration Date.

A holder cannot revoke the exercise of a Subscription Right. Subscription Rights not exercised at or prior to 5:00 PM Eastern Time on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MORROW SODALI LLC AT (800) 662-5200 AND VIA EMAIL AT EAR.info@investor.morrowsodali.com. BANKS AND BROKERS, PLEASE CALL (203) 658-9400.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.